PERFORMANCE CALCULATION

                      COLONIAL INCOME FUND - CLASS C

                        Fiscal Year End: 12/31/97

                         Inception Date: 8/1/97



                                          SINCE INCEPTION
                                         8/1/97 TO 12/31/97

                            Standard                    Non-Standard


Initial Inv.              $1,000.00                       $1,000.00

Amt. Invested             $1,000.00                       $1,000.00
Initial NAV                   $6.53                           $6.53
Initial Shares               153.139                         153.139

Shares From Dist.              4.039                           4.039
End of Period NAV             $6.50                           $6.50

CDSC Rate                     1.00%
Total Return                  1.17%                           2.17%

Average Annual
Total Return                   N/A                             N/A